SCHEDULE 14C INFORMATION
                 Information Statement Pursuant To Section 14(c)
                       of the Securities Exchange Act 1934

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|_|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|X|   Definitive Information Statement

                         LVIP Value Opportunities Fund,
              A series of Lincoln Variable Insurance Products Trust
                (Name of Registrant as Specified In Its Charter)

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|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        _________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
        _________________________________________________________

    (5) Total fee paid:
        _________________________________________________________


|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                    LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                          LVIP VALUE OPPORTUNITIES FUND
                              INFORMATION STATEMENT
                             DATED DECEMBER 18, 2007


This statement provides information concerning a sub-adviser change for the LVIP Value Opportunities Fund. We are not asking you for a proxy, and you are requested not to send us a proxy.

We previously advised you, via a supplement dated August 27, 2007 to the Trust's prospectus dated May 1, 2007, that effective October 15, 2007 Columbia Management Advisors, LLC ("Columbia") would serve as the new sub-adviser for the LVIP Value Opportunities Fund (the "Fund"). The former sub-adviser was Dalton, Greiner, Hartman, Maher & Co., LLC ("Dalton").

In accordance with an exemptive order dated November 7, 2006 that the Securities and Exchange Commission ("SEC") issued to Lincoln Variable Insurance Products Trust (the "Trust"), the Trust's investment advisor, Lincoln Investment Advisors Corporation ("LIAC" or the "Adviser") can hire, terminate and replace, as applicable, sub-advisers without shareholder approval. The additional information provided in this statement concerning the Fund's sub-adviser change is being provided to you pursuant to the SEC order.

I.   Background

At an in-person meeting on August 13, 2007, the Board, including a majority of the Independent Trustees, approved, effective October 15, 2007, Columbia to serve as the new sub-adviser, as well as a new sub-advisory agreement (the "Agreement") with Columbia. In connection with this matter, also at the meeting, the Board approved the termination of the sub-advisory agreement with Dalton. Columbia's appointment as sub-adviser was made in accordance with the SEC exemptive order and does not require shareholder approval.

II.    Board Consideration of the New Sub-Adviser

In considering the approval of the sub-advisory agreement between LIAC and Columbia Management Advisors, LLC ("Columbia") on behalf of the Fund, the Independent Trustees noted that Columbia was proposed to replace Dalton, the Fund's current sub-advisor. The Independent Trustees considered the nature, extent and quality of services proposed to be provided by Columbia under the sub-advisory agreement. The Independent Trustees reviewed the services to be provided by Columbia, the background of the investment professionals expected to service the Fund and the brokerage arrangements of Columbia. The Independent Trustees reviewed the Columbia Small Cap Value II composite investment performance compared to a peer group provided by Fund Management, the performance of the Fund under the current sub-adviser and to a securities market index. The Independent Trustees determined that the investment performance of the Columbia composite was at or above the median of the peer group, and above the Fund's performance and a securities market index for the six-month, 1, 3, and 5 year periods. The Independent Trustees concluded that the performance of the Fund and the services provided by Columbia are expected to be acceptable. The Independent Trustees considered the proposed sub-advisory fee schedule and also the capacity constraints imposed by Columbia. The Independent Trustees compared the proposed sub-advisory fee schedule, which contains breakpoints to the sub-advisory fees charged by Columbia for a similarly managed fund and to the fees Columbia charges for it's separately managed accounts and concluded that the proposed sub-advisory fee schedule was reasonable. With respect to profitability, the Independent Trustees considered that the proposed sub-advisory fee schedule was negotiated at arm's length between LIAC and Columbia, an unaffiliated third party, and that LIAC would compensate Columbia from its fees. The Independent Trustees also considered whether Columbia would receive any incidental benefits in connection with its relationship to the Fund and noted that Columbia would have the ability to obtain research with soft dollars that may or may not be used by the Fund and may be used for the benefit of other clients of Columbia.

Upon receiving the report of the Independent Trustees, the Board of Trustees determined to adopt the foregoing considerations and conclusions of the Independent Trustees.

III.   The New Sub-Advisory Agreement

The Agreement is substantially similar to the Fund's prior sub-advisory agreement, other than the identity of the sub-adviser.

Columbia will, subject to the supervision of the Adviser, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Fund's investment objectives, policies and restrictions. Columbia is also authorized to select broker-dealers to execute Fund securities transactions as it deems appropriate. Columbia shall vote proxies relating to the Fund's investment securities.

Columbia bears the expenses of all necessary investment and management facilities, including salaries of personnel, for its activities in connection with the services provided under the Agreement.

Except as provided by the Agreement's Indemnification section, Columbia is not subject to any liability to the Adviser, the Fund or to any shareholder of the Fund for any act or omission connected with rendering services under the Agreement, except by reason of Columbia's willful misfeasance, bad faith, or gross negligence or by reason of Columbia's reckless disregard of its obligations and duties under the Agreement. Pursuant to the Indemnification section, Columbia agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities or litigation to which the Adviser or the Fund may become subject as a result of any untrue statement of a material fact (or any omission of a material fact) contained in disclosure provided by Columbia for inclusion in the Fund's regulatory filings.

The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to annual approval by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by: (a) any of the parties upon 60 days' prior written notice to the other parties; (b) by the vote of a majority of Trustees of the Trust; or (c) by the vote of a majority of the outstanding voting securities of the Fund.

The sub-advisory fees for sub-advisory services remain unchanged from the prior agreement with Dalton dated April 30, 2007, and is set forth in the table below:

             -----------------------------------------------------
                 Sub-Advisory Fee Payable by Adviser to Columbia
                     (Average Daily Net Assets of the Fund)
             -----------------------------------------------------
                           0.75% of first $60 Million
                           0.50% of next $90 Million
                            0.40% over $150 Million
             -----------------------------------------------------


The following is another investment fund for which Columbia acts as sub-adviser which has similar investment objectives to the LVIP Value Opportunities Fund:



Name of Fund                        Size of Fund           Schedule of Advisory Fees
                                                            (As of 9/30/07)
                                     ($ mil)

ING Columbia Small Cap Value II       $174.4               0.90% of First $25 million
                                                           0.70% of Next $50 million
                                                           0.60% of Next $75 million
                                                           0.55% of Next 150 million
                                                           0.50% Over $300 million

The sub-advisory fee paid by LIAC from January 1, 2006 through December 31, 2006, to the previous sub-adviser of the Fund pursuant to a sub-advisory agreement dated February 6, 2004, and amended May 1, 2006 was $476,799.96. At an in-person meeting on May 1, 2006, the Board of Trustees approved a reduction in the sub-advisory fee to 1.00% of the first $40 Million average daily net assets, ..75% of the next $20 Million, .50% of the next $90 Million, and .40% over $150 Million. At an in-person meeting on November 13, 2006, the Board of Trustees of the Lincoln Variable Insurance Products Trust approved the sub-advisory agreement which became effective on April 30, 2007, and which reduced the sub-advisory fees to the present level.

As of December 31, 2006, LIAC had the following affiliated brokers: Delaware Distributors, L.P., Delaware Distributors, Inc., Lincoln Financial Distributors, Inc., Lincoln Financial Advisors Corporation, The Lincoln National Life Insurance Company, Jefferson Pilot Variable Corporation and Jefferson Pilot Securities Corporation. As of December 31, 2006, Columbia has the following affiliated brokers: Banc of America Finance Services, Inc., Banc of America Investment Services, Inc., Banc of America Securities, LLC, Bank of America Specialist, Inc., Columbia Management Distributors, Inc., LaSalle Financial Services, Inc., and UST Securities Corporation. For the fiscal year ended December 31, 2006, the Fund paid no brokerage commissions to affiliated brokers.

IV.    Information Regarding Columbia

Columbia is an asset management firm with approximately $378 billion in assets under management as of September 30, 2007. Columbia is headquartered at 100 Federal Street, Boston, MA 02110. Columbia is an SEC-registered investment adviser and indirect, wholly-owned subsidiary of Bank of America Corporation.

Mike Jones is the principal executive officer of Columbia. The following list sets forth the individuals comprising the Board of Managers of Columbia, each of whom may be reached at the principal offices of the firm:

Name                            Position

Mike Jones                      President and CEO
Colin Moore                     Head of Equity Investments
Christopher L. Wilson           Head of Mutual Funds

Columbia does not have any financial condition which is reasonably likely to impair the firm's financial ability to fulfill its commitment to the Trust.

V.       Information Regarding the Trust

The annual report for the Fund for the fiscal year ended December 31, 2006 has previously been sent to shareholders. That report and any more current semi-annual reports are available upon request without charge by contacting the Trust by:

       Regular mail: Lincoln Variable Insurance Products Trust, P.O. Box 2340, Fort Wayne, Indiana 46801

       Express mail: Lincoln Variable Insurance Products Trust, 1300 South Clinton Street, Fort Wayne, Indiana 46802

       Phone: 800-454-6265

The Trust's investment adviser is Lincoln Investment Advisors Corporation, 1300 South Clinton Street, Fort Wayne, Indiana 46802. The Trust's administrator is The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802. The Trust's principal underwriter is Lincoln Financial Distributors, Inc., 2001 Market Street, Philadelphia, PA 19103.



          PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE